EXHIBIT 99.1

HCC Provides 2006 Earnings Guidance

HOUSTON, Jan. 11, 2006 (PRIMEZONE) -- HCC Insurance Holdings, Inc. (NYSE:HCC) today provided earnings guidance for the period ending December 31, 2006.

Management is very confident that they will achieve or beat consensus earnings of $2.55 per fully diluted share for the full year 2006, despite the approximate combined 7% dilution from the Company's recent equity offering and the requirement to expense stock options under the newly implemented FASB rule SFAS 123(R).

Estimated results for the full year 2006 assume the following approximate amounts: net written premium of $1.9 billion; total revenues of $1.9 billion; a combined ratio of approximately 85%; and average fully diluted shares outstanding of 115 million.

Stephen L. Way, Chairman and Chief Executive Officer of HCC, commenting on the guidance said, "The outlook for our Company continues to be very positive and we are confident of executing our business plan that would produce these projected results." Mr. Way added, "Our goal is to continue to grow earnings and shareholders equity at an above average rate, while maintaining the integrity of our balance sheet for the longer term."

HCC is an international insurance holding company and a leading specialty insurance group since 1974, based in Houston, Texas, with offices across the USA and in Bermuda, England and Spain. HCC has assets exceeding $6.6 billion and is rated AA (Very Strong) by Standard & Poor's and A+ (Superior) by A. M. Best Company.

For more information, visit our website at www.hcch.com.

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

The HCC Insurance Holdings, Inc. logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1977.

CONTACT: HCC Insurance Holdings, Inc.
         L. Byron Way, Vice President
         (713) 690-7300